EXHIBIT 19.1
INSIDER TRADING POLICY
This Insider Trading Policy (the “Insider Trading Policy”) is designed to prevent insider trading or the appearance of impropriety, to satisfy the obligation of Dynatrace, Inc. and its subsidiaries (collectively, the “Company”) to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy. The Company’s Chief Legal Officer or their designee is the Compliance Officer and administrator of this Insider Trading Policy.

PART I. OVERVIEW

A.To Whom does this Insider Trading Policy Apply?

This Insider Trading Policy, both Part I and Part II, applies to the Company’s directors, officers, employees and designated consultants (“Covered Persons”), as well as any other individuals whom the Compliance Officer may designate as Covered Persons from time to time, and applies to any and all transactions by such Covered Persons and their Affiliated Persons (as defined below) in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities (collectively, “Company Securities”).

In addition, all Covered Persons must comply with the Trading Procedures set forth in Part II of this Insider Trading Policy (the “Trading Procedures”). Please note:

•All Covered Persons are prohibited from engaging in the transactions described in Part II(A)(1), and

•Those persons identified by the Compliance Officer as “Designated Insiders” are prohibited from trading in Company Securities outside of the quarterly trading windows established in Part II(A)(2) below.

The Trading Procedures also require the pre-clearance of all transactions in Company Securities (regardless of trading windows) by all members of the Company’s Board of Directors, all Section 16 reporting officers and other individuals designated by the Compliance Officer from time to time in his or her discretion as “Pre-Clearance Insiders”. You will be notified if you are identified as a Designated Insider and if applicable, also a Pre-Clearance Insider. The Compliance Officer retains the discretion to modify the applicability of the Part II Trading Procedures in his or her discretion from time to time.

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This Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, also applies to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

•your “family members” which includes (a) your spouse, domestic partner or significant other, your dependent child or stepchild, your dependent parent or stepparent, your grandparents, your siblings and any family member or other person living in your household, (b) any of your other family members who do not reside in your household but whose transactions are directed by you, and (c) any other individual over whose account you have control and to whose financial support you materially contribute (“materially contribute” includes financial support such as paying an individual’s rent, but not just paying their phone bill);

•all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;

•all persons who execute trades on your behalf; and

•all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws. Notwithstanding the foregoing, this Insider Trading Policy does not apply to Thoma Bravo, LLC or any of its affiliated investment funds.

You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.

The prohibitions in this Insider Trading Policy continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight. In the event that you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, will continue to apply to you and your Affiliated Persons until the later of: (1) the second trading day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the second trading day after any material, nonpublic information known to you has become public or is no longer material. The Compliance Officer may require a “cooling off” period he or she deems appropriate.

B.What is Prohibited by this Insider Trading Policy?

It is generally illegal for you to trade in the Company Securities, whether for your account or for the account of another, while in the possession of material, nonpublic information about the Company. It is also generally illegal for you to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

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1.Trading and Tipping

When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities:

•trading (whether for your account or for the account of another) in Company Securities, except for trades made in compliance with the affirmative defense of Rule 10b5-1 under the Exchange Act, such as when trades are made pursuant to a written plan that was adopted, or trading instructions that were given, before you knew or had possession of such material, nonpublic information and certain other conditions are satisfied;
•giving trading advice of any kind about the Company, including recommending to any person that such person engage in or refrain from engaging in any transaction involving Company Securities; and
•disclosing such material, nonpublic information about the Company, whether positive or negative, to anyone else (commonly known as “tipping”) whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping.

This Insider Trading Policy does not restrict or prohibit: (1) an exercise of an employee stock option when payment of the exercise price is made in cash, (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by applicable Company policy or the applicable plan or award agreement, or (b) the election to exercise such tax withholding right was made by the Covered Person in compliance with the Trading Procedures, or (3) the sale of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements pursuant to an arrangement whereby the Company issues to a broker designated by the Company and acting on behalf of the employee a number of shares of stock sufficient to satisfy the withholding amount due along with any applicable third-party commission with irrevocable instructions to sell such shares of stock (“Sell-to-Cover”) and the proceeds from such Sell-to-Cover are remitted to the Company if (a) such Sell-to-Cover is required by applicable Company policy, or the applicable plan or award agreement or (b) the election to exercise such Sell-to-Cover right was made by a Designated Insider in compliance with the Trading Procedures.

This Insider Trading Policy does apply, however, to the use of outstanding Company Securities to constitute part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to cover tax withholding or other tax obligations resulting from vesting of restricted stock units or awards (except under the circumstances set forth in section (3) of the prior paragraph).

In addition, this Insider Trading Policy does not apply to bona fide gifts, donations and other transfers of Company Securities, unless you:

•have reason to believe that the recipient intends to sell the Company Securities while you know or are in possession of material, nonpublic information; or
•are a Designated Insider or Pre-Clearance Insider, in which case the gift, donation or other transfer must be made during a Trading Window and, as applicable, following pre-clearance as set forth in the Trading Procedures.

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2.Prohibition on Trading in Securities of Other Companies

This Insider Trading Policy’s prohibitions against insider trading and tipping also apply to trading in securities of other public companies, including the Company’s customers, suppliers, partners and other enterprises with which we are working (such as when negotiating an acquisition, investment or other transaction that could be material to the other company). Whenever, during the course of your service to or employment by the Company, you become aware of material, nonpublic information about another public company, including any confidential information that is reasonably likely to affect the market price of that company’s securities (for example, discussions of licensing a product or acquiring that other company), neither you nor your Affiliated Persons may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others, or engage in any other action to take advantage of that information.

If your work regularly involves handling or discussing confidential information of one of our partners, suppliers or customers, you should consult with the Compliance Officer before trading in any of that company’s securities.

3.Definition of Material, Nonpublic Information

This Insider Trading Policy prohibits you from trading in Company Securities if you are in possession of information about the Company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer.

What is “Material” Information?

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of Company Securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

•earnings results and any projections of future earnings or losses, or other earnings guidance;
•earnings or revenue that are inconsistent with the consensus expectations of the investment community;
•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•changes in management or the Board of Directors;
•significant actual or threatened litigation or governmental investigations or major developments in such matters;
•a cybersecurity or other technology-related risk or incident, including the discovery of significant vulnerabilities or breaches;
•significant developments regarding the products, platform, customers, partners, contracts or financing sources (e.g., the acquisition or loss of a contract);

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•a pending or unannounced contract with a partner or customer with a total contract value in excess of $10,000,000;
•public or private sales or purchases of Company Securities by either the Company or its insiders (including, without limitation, any pending by Thoma Bravo, LLC or its affiliates) as well as any changes in dividend policy or declaration of stock splits;
•potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and
•bankruptcies or receiverships.
By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to an issuer; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material.

The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of Company Securities.

What is “Nonpublic” Information?

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access.

Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the second full trading day following the Company’s public release of the information.

For example, if the Company announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company Securities is the opening of the market on Thursday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company Securities is the opening of the market on Friday.

C.What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

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The penalties for violating insider trading or tipping rules can be severe and include:

•disgorgement of the profit gained or loss avoided by the trading;
•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
•payment of criminal penalties of up to $5,000,000;
•payment of civil penalties of up to three times the profit made or loss avoided; and
•imprisonment for up to 20 years.
The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of $2,000,000 or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

D.How Do You Report a Violation of this Insider Trading Policy?

If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any Covered Person, you must report the violation immediately to the Compliance Officer, who can be reached at ComplianceOfficer@dynatrace.com.

PART II. TRADING PROCEDURES

A.Special Trading Restrictions

1.Prohibited Transactions – Applicable to All Covered Persons.

•No Short Sales. No Covered Person may at any time sell any Company Securities that are not owned by them at the time of the sale (a “short sale”).

•No Purchases or Sales of Derivative Securities or Hedging Transactions.

No Covered Person may buy or sell puts, calls, other derivative Company Securities or any derivative securities that provide the economic equivalent of ownership of any Company Securities or an opportunity, direct or indirect, to profit from any change in the value of the Company Securities or engage in any other hedging transaction with respect to the Company Securities, at any time.

•No Company Securities Subject to Margin Calls. No Covered Person may use Company Securities as collateral in a margin account.

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•No Pledges. No Covered Person may pledge Company Securities as collateral for a loan (or modify an existing pledge).
2.    No Trading by Designated Insiders Except During Trading Windows.

The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for Company Securities. Even though you may not know the financial results prior to public announcement, trades by Company personnel before the financial results are disclosed to the public may give an appearance of impropriety that could subject the individuals and the Company to a charge of insider trading.

Therefore, subject to limited exceptions described herein, all Designated Insiders may trade in Company Securities only during four quarterly trading windows. “Trade” for this purpose also includes gifts, donations and other transfers of Company Securities. Unless otherwise advised, the four trading windows consist of the periods that begin after market close on the second full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings, and end at the close of the market on the 15th day before the end of the then-current quarter.

The Compliance Officer may in his or her discretion modify from time to time the list of Designated Insiders and may designate additional periods of time where trading of Company Securities, or those of another company (such as a counterparty to an M&A transaction, competitor or close partner), is restricted, which are called “Special Closed Windows.” Special Closed Windows may impact all Designated Insiders or a subset of them, as determined by the Compliance Officer. The imposition of a Special Closed Window will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Insider Trading Policy to be material nonpublic information.

Designated Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described in Part II (C) below or (b) in accordance with the procedure for waivers as described below in Part II (D).

B.Pre-Clearance Procedures - Applicable to All Pre-Clearance Insiders

In addition to the restrictions on trading in Company Securities set forth above, Pre-Clearance Insiders and their Affiliated Persons are subject to the following special trading restrictions:

No Pre-Clearance Insider may trade in Company Securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth below. “Trade” for this purpose also includes gifts, donations and other transfers of Company Securities.

The Compliance Officer will review and either approve or prohibit all proposed trades by Pre-Clearance Insiders in accordance with the procedures set forth below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his or her own trades from the Chief Financial Officer. You will be notified if you are a Pre-Clearance Insider.

1.Procedures. No Pre-Clearance Insider may trade in Company Securities until:

•The Pre-Clearance Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) in the manner required and communicated to the Pre-Clearance Insider by the Compliance Officer. In order to provide adequate time for the preparation of any required

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reports under Section 16 of the Exchange Act, such notification should, if practicable, be received by the Compliance Officer at least two business days prior to the intended trade date;

•The Pre-Clearance Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Pre-Clearance Insider is not in possession of material, nonpublic information concerning the Company;

•The Pre-Clearance Insider has informed the Compliance Officer, in such manner as required by the Compliance Officer, whether, to the Pre-Clearance Insider’s best knowledge, (a) the Pre-Clearance Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and

•The Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made electronically via e-mail or through a system approved by the Compliance Officer.

The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Pre-Clearance Insider from, the consequences of prohibited insider trading.

2.    Additional Information.

Designated Insiders and/or Pre-Clearance Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.

3.    Notification of Brokers of Insider Status

    Designated Insiders and/or Pre-Clearance Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their broker that (a) the Designated Insider or Pre-Clearance Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Designated Insider or Pre-Clearance Insider or any of their Affiliated Persons has been precleared by the Company; and (c) the broker is to provide transaction information to the Designated Insider or Pre-Clearance Insider and/or the Compliance Officer on the day of a trade.

4.    No Obligation to Approve Trades.

The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by a Pre-Clearance Insider. The Compliance Officer may reject any trading request at his or her sole discretion.

From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. Pre-Clearance Insiders may not trade in Company Securities if they are notified by the Compliance Officer that a proposed trade has not been cleared because of the existence of a material, nonpublic development. Even if that particular Pre-Clearance Insider is not aware of the material, nonpublic development involving the Company, if any Pre-Clearance Insider engages in a trade before a material, nonpublic development is disclosed to the public or resolved, the Pre-Clearance Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Pre-Clearance Insider was unaware of the

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development. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in Company Securities. The Compliance Officer will subsequently notify the Pre-Clearance Insider once the material, nonpublic development is disclosed to the public or resolved. If a Pre-Clearance Insider requests clearance to trade in Company Securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.

5.    Completion of Trades.

After receiving written clearance to engage in a trade approved by the Compliance Officer or his or her designee, a Pre-Clearance Insider must initiate the proposed trade within five business days or make a new trading request. Even if a Pre-Clearance Insider has received clearance, the Pre-Clearance Insider may not engage in a trade if (i) such clearance has been rescinded by the Compliance Officer, (ii) the Pre-Clearance Insider has otherwise received notice that the trading window has closed or (iii) the Pre-Clearance Insider has or acquires material nonpublic information.
6.    Post-Trade Reporting.

Any transactions in Company Securities by a Pre-Clearance Insider (including transactions effected pursuant to a Rule 10b5-1 Plan) should be reported to the Compliance Officer in the manner required by the Compliance Officer and communicated to such Pre-Clearance Insider on the same day in which such a transaction occurs or in such other manner as the Compliance Officer may communicate to Pre-Clearance Insiders. Each report a Pre-Clearance Insider makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Pre-Clearance Insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company Securities within two business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

C.Exemptions

1.Pre-Approved Rule 10b5-1 Plan.

Transactions effected pursuant to a Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s trading windows, or pre-clearance procedures, and Pre-Clearance Insiders are not required to submit any request form or notification as may normally be required by the Compliance Officer. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Covered Persons to establish arrangements to trade in Company Securities outside of the Company’s trading windows, even when in possession of material, nonpublic information.

The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company Securities. If you intend to trade pursuant to a Rule 10b5-1 Plan, such plan, arrangement or instruction must:

•satisfy the requirements of Rule 10b5-1;

•be documented in writing;

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•be established during a trading window when you do not possess material, nonpublic information; and

•be pre-approved by the Compliance Officer.
Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to the Compliance Officer. Any transaction pursuant to a Rule 10b5-1 Plan must be timely reported following the transaction in accordance with the procedures set forth above.
The Compliance Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1.

Any modification of a prior Rule 10b5-1 Plan requires pre-approval by the Compliance Officer. A modification or termination of a Rule 10b5-1 Plan must occur during a trading window and while such Covered Person is not aware of material, nonpublic information.

2.    Employee Benefit Plans.

Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase Company Securities when payment of the exercise price is made in cash. However, the exercise of an option to purchase Company Securities is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Pre-Clearance Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company Securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company Securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to (1) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Covered Person in compliance with the Trading Procedures or (2) the sale of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements pursuant to a Sell-to-Cover if (a) such Sell-to-Cover is required by applicable Company policy, or the applicable plan or award agreement or (b) the election to exercise such Sell-to-Cover right was made by the Designated Insider in compliance with the Trading Procedures.

Employee Stock Purchase Plan (“ESPP”). The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase Company Securities pursuant to the employees’ advance instructions under the Company’s ESPP.

However, no Covered Person may: (a) enroll or elect to participate in the ESPP or alter his or her instructions regarding the level of withholding or purchase by the Covered Person of Company Securities under the ESPP; or (b) make cash contributions to the ESPP (other than through periodic wage withholding) without

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complying with the Trading Procedures. Any sale of securities acquired under the ESPP is subject to the prohibitions and restrictions of the Trading Procedures.

D.Waivers

A waiver of any provision of this Insider Trading Policy, or the Trading Procedures contained herein, in a specific instance may be authorized in writing by the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.

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Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer, who may be reached at ComplianceOfficer@dynatrace.com.

Amended and restated on April 25, 2024.

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RULE 10B5-1 TRADING PLAN POLICY

This Rule 10b5-1 Trading Plan Policy should be read in conjunction with the Insider Trading Policy (the “Insider Trading Policy”) of Dynatrace, Inc. (the “Company”). Specifically, Part II, Section C.1 of the Insider Trading Policy provides that transactions made pursuant to an approved Rule 10b5-1 Plan will not be subject to the trading windows or pre-clearance procedures set forth in the Insider Trading Policy. Terms used in this Rule 10b5-1 Trading Plan Policy and not otherwise defined have the meanings set forth in the Insider Trading Policy.

Rule 10b5-1(c) under the Exchange Act provides an affirmative defense against allegations of insider trading. This affirmative defense is often referred to as a “safe harbor” from such allegations. The Rule 10b5-1(c) safe harbor is available to the Company’s employees, officers, and directors who make trades pursuant to a trading “plan” that meets the requirements of the rule. A plan that meets the requirements of the Rule 10b5-1(c) safe harbor is referred to herein as a “Trading Plan.” Trading Plans may be used for purchases, sales, gifts or other transfers of securities.

The Company encourages Designated Insiders to enter into Trading Plans, but only if those plans are pre-approved in writing by our Compliance Officer. The Compliance Officer is assigned the job of approving any Trading Plan as to its form. Any Trading Plans to be entered into by the Compliance Officer will be pre-approved by another Company lawyer responsible for securities matters. Most brokerage firms will provide a form Trading Plan that is used for all clients.

All Trading Plans (and any amendment to, modification of, or termination of a Trading Plan) must comply with Rule 10b5-1 and must meet the following minimum conditions:

1.Trading Plan Requirements.
a.Plan and Approval. Each Trading Plan proposed to be entered into by a Designated Insider must be approved in writing by the Compliance Officer prior to its effectiveness. The Trading Plan must be in writing and signed by the Designated Insider. The Trading Plan must include a written representation by the Designated Insider that they are not aware of any material, nonpublic information concerning the Company or Company Securities and that they are adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 of the Exchange Act. The Company’s Legal Department will keep a copy of each signed Trading Plan in its files.
b.Timing and Term of Plan. Each Trading Plan used by a Designated Insider must be adopted (i) when the trading window for the Designated Insider is open under our Insider Trading Policy; and (ii) when the Designated Insider does not otherwise possess material, nonpublic information about the Company. Except with the prior written approval of the Compliance Officer, each Trading Plan entered into by any Designated Insider of the Company must be structured to remain in place for at least one year; provided however, a Trading Plan may be less than one year in duration if the plan solely covers either (A) stock options expiring within one year; or (B) selling of a portion of the shares upon vesting of restricted stock units in order to primarily cover estimated applicable tax liability. Except with the prior written approval of the Compliance Officer, each Trading Plan entered into by any Designated Insider must be structured to remain in place no longer than two years after the effective date of such plan.
c.Timing of Plan Amendment and Modification; Termination of Plans. Trading Plans may be amended or modified only (i) when the trading window for the Designated Insider is open under our Insider Trading Policy; (ii) when the Designated Insider does not possess material, nonpublic information about the Company; and (iii) with the written approval of the Compliance Officer. Trading Plans may be terminated only (A) when the trading window for the Designated Insider is open under

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our Insider Trading Policy; (B) when the Designated Insider does not possess material, nonpublic information about the Company; and (C) with the written approval of the Compliance Officer.
d.“Cooling Off Period” - Delayed Effectiveness of Adoption or Amendment/Modification. Each Trading Plan used by a Designated Insider must include a “cooling off’ period prior to the first trade.
•For executive officers and any other officers of the Company who are required by Section 16 of the Exchange Act to file reports on their transactions in Company Securities (collectively, “Section 16 officers”) and members of the Company’s board of directors, the Trading Plan must provide that the first transaction executed pursuant to the Trading Plan may not occur until after the period beginning on the date the Trading Plan is effective and ending on the later of (i) the 90th day after adoption or amendment of the plan and (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, amended or modified. The required cooling off period is subject to a maximum period of 120 days.
•For Designated Insiders who are not Section 16 officers or directors, the Trading Plan must provide that the first transaction executed pursuant to the Trading Plan may not occur until 30 days following the adoption, amendment or modification of the Trading Plan, as applicable.
e.Relationships with Plan Broker/Administrator; No Subsequent Influence. Each Trading Plan used by a Designated Insider must provide that the Designated Insider may not communicate any material, nonpublic information about the Company to the broker or other third party administering the plan, or attempt to influence how the broker or such party executes (or exercises its discretion in executing) orders or other transactions under the Trading Plan in any way.
f.Plan Specifications; Discretion Regarding Transactions Under the Plan. The Trading Plan must authorize the broker or other third party administering the plan to effect the transactions called for by the Trading Plan without any control or influence by the Designated Insider. The Trading Plan must specify the material parameters for the transactions to be effected under the plan. For example, for a Trading Plan that will provide for the purchase or sale of stock, the plan must specify the amount of stock to be purchased or sold during specified time periods and the price at which such stock is to be purchased or sold, or the plan may specify or set an objective formula (e.g., stock price thresholds) for determining the price and amount of stock to be purchased or sold during specified time periods. The Compliance Officer may require that the specified time periods contained in your Trading Plan during which sales could occur shall not coincide with the specified time periods in similar Trading Plans adopted by other Designated Insiders (e.g., to avoid a particular part of a quarter when earnings will be released), or make other arrangements (such as sale volume limitations) to avoid a large number of sales occurring simultaneously or to comply with any required Company policy regarding stock ownership.
g.Only One Plan in Effect at Any Time; Exceptions for Multiple Plans. Unless otherwise approved by the Compliance Officer in situations where having multiple plans in place at one time is permissible under the provisions of Rule 10b5-1, a Designated Insider may have only one Trading Plan in effect at any time. However:
•A Designated Insider may adopt a new Trading Plan to replace an existing Trading Plan before the scheduled termination date of such existing Trading Plan so long as the new Trading Plan does not become effective prior to the completion of expiration of transactions under the existing Trading Plan, in all cases consistent with Rule 10b5-1, and the new Trading Plan must comply with the cooling off period and other requirements of this Rule 10b5-1 Trading Plan Policy.

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•A Designated Insider may have in place an additional Trading Plan in connection with Sell-to-Cover transactions as necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award from the Company such as restricted stock, restricted stock units or stock appreciation rights and where the Designated Insider does not control the timing of such sales.
h.Limitations on Single Trade Plans. During any 12-month period, a Designated Insider may only enter into one Trading Plan that is designed to effect the purchase or sale or other transfer of the total amount of the Company Securities covered by the Trading Plan in a single transaction; provided, however, a Designated Insider may have in place an additional non-concurrent single-trade Trading Plan during this same 12-month period in connection with Sell-to-Cover transactions as necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award from the Company, such as restricted stock, restricted stock units or stock appreciation rights and where the Designated Insider does not control the timing of such sales.
i.Suspensions. Each Trading Plan used by a Designated Insider must provide for suspension of transactions under such plan if legal, regulatory or contractual restrictions are imposed on the Designated Insider, or other events occur, that would prohibit transactions under such plan.
j.Compliance with Rule 144. Each Trading Plan used by a Designated Insider must provide for specific procedures to comply with Rule 144 under the Securities Act of 1933, as amended, including the filing of Form 144.
k.Broker to Provide Notice of Trades. For Section 16 officers and members of the board of directors of the Company, each Trading Plan or a related authorization letter must provide that the broker will provide, or the Designated Insider authorizes and directs the broker to provide, notice of any transactions under the Trading Plan to the Designated Insider and the Company. Such notice shall be provided by the broker ideally by the end of day of the transaction but no later than one business day after the day of the transaction.
l.Insider Obligation to Make Exchange Act Filings. Each Trading Plan must contain an explicit acknowledgement by such Designated Insider that all filings required by the Exchange Act, as a result of or in connection with transactions under such plan, are the sole obligation of such Designated Insider and not the Company.
m.Required Footnote Disclosure. Designated Insiders (or their authorized attorney-in-fact) must footnote all trades disclosed on Form 144 and comply with any checkbox requirement on Form 4 to indicate that the trades were made pursuant to a Trading Plan.

Questions regarding this Rule 10b5-1 Trading Plan Policy are encouraged and may be directed to the Compliance Officer, who may be reached at ComplianceOfficer@dynatrace.com.

Amended and restated on April 25, 2024

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